Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Innoviz Technologies Ltd. for the registration of ordinary shares, warrants, debt securities and units and to the incorporation by reference therein of our report dated March 9, 2023, with respect to the consolidated financial statements of Innoviz Technologies Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
A Member of EY Global

Tel Aviv, Israel
August 13, 2025